Exhibit 5.2

Barristers & Solicitors / Patent & Trade-mark Agents

Norton Rose Fulbright Canada llp
Royal Bank Plaza, South Tower, Suite 3800
200 Bay Street, P.O. Box 84
Toronto, Ontario  M5J 2Z4  CANADA

F: +1 416.216.3930

nortonrosefulbright.com

September 19, 2014

United States Securities and Exchange Commission
Washington, DC
20549  USA

Gold Reserve Inc.
926 West Sprague Avenue, Suite 200
Spokane, Washington
99201  USA

Dear Sirs/Mesdames:

Gold Reserve Inc. ― Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (Registration No. 333-197506)

We have acted as Alberta counsel to Gold Reserve Inc., a corporation continued under the Business Corporations Act (Alberta) (the “Company”), in connection with the post-effective amendment No. 1 to the registration statement on Form F-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission relating to (i) $37,308,000 aggregate principal amount of 11% Senior Subordinated Convertible Notes due 2015 (the “2015 Notes”), (ii) up to $6,754,086 aggregate principal amount of 11% Senior Subordinated Interest Notes due 2015 (the “Interest Notes” and together with the 2015 Notes, the “Notes”) that have been, or will be, issued in connection with the regular payment of interest on the 2015 Notes and previously issued Interest Notes, which include (x) $135,293 aggregate principal amount of Interest Notes (the “Issued Interest Notes”) that were issued in connection with the interest payment date on June 30, 2014 and (y) up to $6,618,793 aggregate principal amount of Interest Notes (the “Future Interest Notes”) to be issued in connection with interest payments due in the future and (iii) up to 10,659,424 of the Company’s Class A Common Shares, no par value (the “Class A Common Shares”), issuable upon conversion of the 2015 Notes, all of which securities are registered under the Registration Statement for resale by the selling securityholders named in the prospectus included in the Registration Statement. The 2015 Notes and the Issued Interest Notes have been issued under, and the Future Interest Notes are to be issued under the Indenture, dated as of May 18, 2007, by and among the Company and U.S. Bank National Association (“U.S. Bank”), as successor Trustee to The Bank of New York Mellon (formerly known as The Bank of New York), and Computershare Trust Company of Canada (“Computershare”), as successor Co-Trustee to BNY Trust Company of Canada (the “Original Indenture”), as amended and supplemented by (a) the Supplemental Indenture, dated as of December 4, 2012, by and among U.S. Bank, Computershare and the Company (the “First Supplemental Indenture”) and (b) the Second Supplemental Indenture, dated as of June 18, 2014, by and among U.S. Bank, Computershare and the Company, including the forms of 2015 Notes and Interest Notes (together with the Original Indenture and the First Supplemental Indenture, the “Indenture”), providing for the issuance of the Notes.

The Class A Common Shares registered under the Registration Statement include 10,659,424 Class A Common Shares issuable upon conversion of the 2015 Notes. There are Class A Common Share purchase rights attaching to such shares (the “Rights Shares”) pursuant to that certain Amended and Restated Shareholder Rights Plan Agreement dated as of June 11, 2009, as amended by the First Amendment to the Amended and Restated Shareholder Rights Plan Agreement dated June 27, 2012, entered into between the Company and Computershare Trust Company of Canada (the “Rights Plan”).

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa (incorporated as Deneys Reitz Inc) and Fulbright & Jaworski LLP, each of which is a separate legal entity, are members of Norton Rose Fulbright Verein, a Swiss Verein. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients.
TORONTO: 336505v1

September 19, 2014

In rendering this opinion we have examined such corporate records, documents and instruments of the Company and such certificates of public officials (including a Certificate of Status issued by the Registrar of Corporations of the Province of Alberta dated the date hereof, on which we have relied solely for purposes of opining on the valid existence of the Company as set forth in paragraph 1 below), have received such representations from officers of the Company, and have reviewed such questions of law as in our judgment are necessary, relevant or appropriate to enable us to render the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all corporate records, documents and instruments submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified or photostatic copies thereof, and the authenticity of the originals of such conformed, certified or photostatic copies.

Based upon such examination and review and upon representations made to us by officers of the Company, we are of the opinion that:

1.                 the Company validly exists under the Business Corporations Act (Alberta);

2.                 the Company has the requisite corporate power and capacity to issue and deliver the Class A Common Shares and to execute and deliver the Future Interest Notes, to perform its obligations under the 2015 Notes and the Issued Interest Notes and, when the Future Interest Notes have been issued, executed, duly authenticated by the Trustee and delivered in accordance with the terms of the Indenture, to perform its obligations under the Future Interest Notes;

3.                 the issuance of the Class A Common Shares that may be issued upon conversion of the 2015 Notes and the issuance of Notes have been duly authorized by all necessary corporate action of the Company;

4.                 the 10,659,424 Class A Common Shares that may be issued upon conversion of the 2015 Notes registered under the Registration Statement will, if and when issued in accordance with the terms and conditions of the 2015 Notes, be validly issued, fully paid and non-assessable; and

5.                 upon issuance and delivery of the Rights Shares in accordance with the terms and conditions of the Rights Plan, and upon receipt of the full consideration for the Rights Shares as determined pursuant to the Rights Plan, the Rights Shares will be validly issued, fully paid and non-assessable.

This opinion is solely for your benefit and is not to be relied upon or reviewed by any other party without our prior written consent.

We hereby consent to the use of our opinion as an exhibit, and consent to the use of our name, in the Registration Statement.

Yours very truly,

(signed) “Norton Rose Fulbright Canada llp”